UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Weyco Group, Inc.

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WEYCO GROUP, INC.

Glendale, Wisconsin

Notice of the 2025 Annual Meeting of Shareholders

To be Held May 6, 2025

The 2025 Annual Meeting of Shareholders of WEYCO GROUP, INC., a Wisconsin corporation (“we,” “our,” “us” and the “Company”), will be held on Tuesday, May 6, 2025, at 10:00 A.M. (Central Daylight Time), at the offices of the Company, 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, for the following purposes:

1.	To elect six members to our Board of Directors,
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025,
3.	To consider an advisory vote on the compensation of our named executive officers as disclosed in the “Executive Compensation” section herein, and
4.	To consider and transact any other business that properly may come before the meeting or any adjournment thereof.

Our Board of Directors recommends that the shareholders vote “FOR” each of the nominees for director in item 1, and “FOR” items 2 and 3 above.

Important Notice Regarding the Internet Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 6, 2025

The Proxy Statement and Notice of Annual Meeting and the 2024 Annual Report
on Form 10-K are available on our website at
https://www.weycogroup.com/home/investor.html

Our Board of Directors has fixed March 14, 2025, as the record date for determination of the common shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Our Board of Directors requests that you indicate your voting directions, sign and promptly mail the enclosed proxy for the meeting. Any proxy may be revoked at any time prior to its exercise.

If you have questions or comments, please direct them to: Weyco Group, Inc., 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, Attention: Secretary. Please also contact the Secretary if you would like directions to the Annual Meeting.

By order of the Board of Directors,

JUDY ANDERSON
Secretary
Date of Notice: April 4, 2025

i

PROXY STATEMENT

INTRODUCTION

The enclosed proxy is solicited by the Board of Directors of Weyco Group, Inc. for exercise at the Annual Meeting of Shareholders to be held at the offices of the Company, 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, at 10:00 A.M. (Central Daylight Time), on Tuesday, May 6, 2025, or any adjournment thereof.

The Proxy Statement and Notice of Annual Meeting of Shareholders and the 2024 Annual Report on Form 10-K are also available on our website at https://www.weycogroup.com/home/investor.html.

Any shareholder delivering the form of proxy has the power to revoke it at any time prior to the time of the Annual Meeting by filing with our Secretary an instrument of revocation or a duly executed proxy bearing a later date or by attending the meeting and electing to vote in person by giving notice of such election to our Secretary. Attendance at the meeting will not in itself constitute revocation of a proxy. Proxies properly signed and returned will be voted as specified thereon. The Proxy Statement and the proxy are being mailed to shareholders on or around April 4, 2025.

We have only one class of stock outstanding and entitled to vote at the meeting — common stock with one vote per share on each item. As of March 14, 2025, the record date for determination of the common shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof, there were 9,638,817 shares of common stock outstanding.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth information as of the March 14, 2025 record date with respect to the beneficial ownership of our common stock determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) by each director and nominee for director, each of the named executive officers identified in the “Summary Compensation Table” herein and all current directors and executive officers as a group. The address of each beneficial owner listed below is: 333 West Estabrook Boulevard, Glendale, Wisconsin 53212.

	Number of Shares and
	Nature of Beneficial		Percent
Name of Beneficial Owner (6)	Ownership(1)(2)(3)		of Class(4)
Thomas W. Florsheim	649,851		6.7%
Thomas W. Florsheim, Jr.	1,470,000	(5)	15.2%
John W. Florsheim	935,737		9.7%
Frederick P. Stratton. Jr.	166,217		1.7%
Tina Chang	31,446		*
Cory L. Nettles	29,374		*
Kevin S. Schiff	27,555		*
All Directors and Executive Officers as a Group (16 persons including the above-named)	3,465,066		35.5%
*	Less than 1%.

Notes:

(1)	Includes the following shares that may be acquired upon exercise of outstanding stock options within 60 days of the record date: Thomas W. Florsheim — 16,000; Thomas W. Florsheim, Jr. — 26,200; John W. Florsheim —26,200; Frederick P. Stratton, Jr. — 9,000; Tina Chang — 15,300; Cory L. Nettles — 16,000; Kevin S. Schiff — 0; and all directors and executive officers as a group — 134,019.
(2)	Includes the following shares of unvested restricted stock as to which the holders are entitled to voting rights: Thomas W. Florsheim — 3,050; Thomas W. Florsheim, Jr. — 5,025; John W. Florsheim — 5,025; Frederick P. Stratton, Jr. —3,050; Tina Chang — 3,050; Cory L. Nettles — 3,050; Kevin S. Schiff — 2,700; and all directors and executive officers as a group — 48,775.
(3)	Except as stated in footnote 2 above, the specified persons have sole voting power and sole dispositive power as to all shares indicated above, except for the following shares as to which voting and/or dispositive power is shared:

Thomas W. Florsheim	630,801
Thomas W. Florsheim, Jr.	637,384
John W. Florsheim	479,709
Frederick P. Stratton, Jr.	50,300
All Directors and Executive Officers as a Group	1,798,194

(4)	Calculated on the basis of 9,638,817 outstanding shares of our common stock on the record date plus shares that can be acquired upon the exercise of outstanding stock options within 60 days of the record date, by the person or group involved.
(5)	Includes 221,873 shares that Thomas W. Florsheim, Jr. is deemed to beneficially own as the sole trustee of a family trust created by John W. Florsheim (his brother).
(6)	This table does not include Robert Feitler, former director, who resigned from our Board effective February 28, 2025.

The following table sets forth information as of December 31, 2024, with respect to the beneficial ownership of our common stock by those persons, other than those reflected in the above table, known by us to own beneficially more than five percent (5%) of our outstanding common stock.

		Amount and
		Nature of
		Beneficial
Name and Address of Beneficial Owner		Ownership	Percent
(1)	Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, Texas 78746	546,527	5.8%

Note:

(1) The above information is based on the Schedule 13G/A statement filed by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”) in February 2024. These securities are owned by various individual and institutional investors. Dimensional Fund Advisors serves as an investment advisor with power to direct investments and/or sole power to vote the securities. Dimensional Fund Advisors reported sole voting power with respect to 535,155 shares and sole dispositive power with respect to 546,527 shares. For the purposes of the SEC’s reporting requirements, Dimensional Fund Advisors is deemed to be a beneficial owner of such securities; however, in the Schedule 13G/A, Dimensional Fund Advisors expressly disclaimed beneficial ownership with respect to such securities.

ITEMS TO BE VOTED ON

Proposal One: Election of Directors

Our Board of Directors (“Board”) currently has six members. At the 2025 Annual Meeting, six directors will be elected; proxies cannot be voted for a greater number of persons than the six nominees. Our Nominating and Corporate Governance Committee has recommended, and our Board has approved, the following six nominees for reelection: Tina Chang, John W. Florsheim, Thomas W. Florsheim, Thomas W. Florsheim, Jr., Cory L. Nettles, and Frederick P. Stratton, Jr.

Robert Feitler resigned from our Board effective February 28, 2025, as reported in our Current Report on Form 8-K filed with the SEC on March 5, 2025. Mr. Feitler had been a member of our Board since 1964, and served on our Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee prior to his resignation. We would like to express our sincere gratitude to Mr. Feitler for his more than 60 years of service with the Company; his contributions over the years have been invaluable.  Following Mr. Feitler’s resignation, our Nominating and Corporate Governance Committee began a search, and we anticipate appointing a new director as soon as practicable after the 2025 Annual Meeting.

A majority of the votes entitled to be cast by holders of outstanding shares of our common stock, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast by the holders of our common stock at a meeting at which a quorum is present. Abstentions and broker nonvotes are counted as present for purposes of determining whether there is a quorum. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding a vote, broker nonvote or otherwise) have no impact in the election of directors. Votes will be tabulated by an inspector at the meeting.

If any of the nominees should decline or be unable to act as a director, which is not expected, the proxies will be voted with discretionary authority by the persons named to vote in the proxy for a substitute nominee designated by our Board.

Thomas W. Florsheim, Jr. and John W. Florsheim are brothers, and their father is Thomas W. Florsheim. There are no other family relationships between any of our directors.

Our Board recommends that you vote “FOR” the election of

Tina Chang, John W. Florsheim, Thomas W. Florsheim, Thomas W. Florsheim, Jr.,

Cory L. Nettles, and Frederick P. Stratton, Jr.

Information regarding the nominees, including the particular skills, qualifications and other attributes that we believe qualify each to serve on our Board, is set forth below as well as in “Board Information —  Composition of the Board of Directors.” For additional information regarding the criteria to evaluate Board membership, see “Board Information — Nomination of Director Candidates” below.

Nominees for Election for Terms Expiring in 2026

Tina Chang, Director since 2007

Chairman of Nominating and Corporate Governance Committee

Member of Audit Committee and Compensation Committee

Since 1996, Tina has served as Chairman of the Board and Chief Executive Officer of SysLogic, Inc. (an information systems consulting and services firm). Tina has served on the board of Central States Manufacturing, Inc. since 2019, and as a Director of Strattec Security Corp. (a manufacturer of automotive access control products) since February 2022. Previously, Tina was a Director and Advisor of The Private Bank — Wisconsin from 2004 to 2013, and a Director of Delta Dental of Wisconsin from 2022 to 2024.

Tina brings to the Board a strong background in business, technology, cybersecurity, and process development in the information technology arena. With technology being a fluid and important component of our business, Tina’s experience is valuable to the Board. She is also strongly involved in the local business community and with charitable organizations, and brings to the Board these varied experiences.

John W. Florsheim, Director since 1996

John Florsheim has served as President, Chief Operating Officer and Assistant Secretary of the Company since 2002. He has also served as a Director of North Shore Bank since 2008. From 1999 to 2002, John served as Executive Vice President, Chief Operating Officer and Assistant Secretary of the Company. From 1996 to 1999, he served as Executive Vice President of the Company, and from 1994 to 1996, he served as Vice President of the Company. Prior to joining the Company in 1994, John was a Marketing Manager for M&M / Mars, Inc.

John brings to the Board more than 30 years of experience in the shoe industry as well as detailed knowledge of the overall operations of the Company and expertise in the areas of sales and marketing, licensing and customer relations.

Thomas W. Florsheim, Director since 1964

Tom Florsheim has served as Chairman Emeritus of the Company since 2002. Prior to that, Tom served as Chairman of the Board of the Company from 1968 to 2002, as Chief Executive Officer of the Company from 1964 to 1999, and as President of the Company from 1964 to 1968.

Tom brings to the Board a lifetime of experience in the shoe industry, including more than 30 years of leadership of the Company. Prior to his tenure at the Company, he was an executive at Florsheim Shoe Company. Through his more than 60 years of experience in the shoe industry, he brings significant expertise and depth of knowledge in every area of the shoe industry to the Company.

Thomas W. Florsheim, Jr., Director since 1996

Chairman of the Board since 2002

Tom Florsheim, Jr. has served as Chairman and Chief Executive Officer of the Company since 2002. Prior to that, Tom was President and Chief Executive Officer of the Company from 1999 to 2002, President and Chief Operating Officer of the Company from 1996 to 1999, and Vice President of the Company from 1988 to 1996. Tom has also served as a Director of Strattec Security Corp. since 2012.

Tom has worked at the Company for more than 40 years. Prior to becoming an executive of the Company, he held various managerial positions at the Company, including managing the retail division and subsequently the purchasing department. Tom’s day-to-day leadership and intimate knowledge of the Company’s business and operations provide the Board with industry-specific experience and expertise.

Cory L. Nettles, Director since 2005

Chairman of Compensation Committee

Member of Audit Committee and Nominating and Corporate Governance Committee

Cory Nettles has served as Managing Director of Generation Growth Capital, Inc. (a private equity firm) since 2007. He has also been a Director of Baird Funds, Inc. since 2008, a Director of Associated Banc-Corp since 2013, a Director of Partners for Community Impact, LLC, which is an investor in the Milwaukee Bucks, since 2016, and a Director of American Family Insurance since 2023. Cory was Of Counsel, Business Law and Government Relations at Quarles & Brady LLP (a law firm) from 2007 to 2016; he previously served as a Partner in the Business Law and Government Relations Groups at Quarles & Brady LLP from 2005 until 2007. He was also a Director and Advisor of Baird Private Equity from 2008 to 2012 and a Director and Advisor of The Private Bank — Wisconsin from 2007 to 2011.

Cory was Secretary of the Wisconsin Department of Commerce from 2003 to 2005. He was also a Director of the Midcities Venture Capital Fund from 2005 to 2007.

As the managing director of a private equity firm, Cory has extensive experience with mergers and acquisitions as well as financial oversight. His prior experiences provide the Company with a unique insight into the government’s interactions with businesses and a legal perspective on corporate matters. Cory is involved in many civic organizations and brings a depth of knowledge of the local business community to the Board.

Frederick P. Stratton, Jr., Director since 1976

Chairman of Audit Committee

Member of Compensation Committee and Nominating and Corporate Governance Committee

Fred Stratton served as Chairman Emeritus of Briggs & Stratton Corporation (a manufacturer of gasoline engines) from 2003 to 2020, as Chairman of the Board from 1986 to 2002, and was its Chief Executive Officer from 1977 to 2001. He served as a Director of Baird Funds, Inc. from 2004 to 2024. He also formerly served as a Director of Midwest Air Group, Inc. and Wisconsin Energy Corporation and its subsidiaries, Wisconsin Electric Power Company and Wisconsin Gas LLC.

Through his many years of experience as the Chief Executive Officer of Briggs & Stratton, a large multinational manufacturing company, Fred brings extensive experience in all areas of executive management, including finance, acquisitions, relations with retailers, sales and marketing, labor relations, and international business to the Board. In addition, Fred brings his prior experience as a securities/investment analyst to the Board. The Company values his contributions over the years to the Board.

Proposal Two: Ratification of the Appointment of our Independent Registered Public Accounting Firm for the Year Ending December 31, 2025

As reported in our Current Report on Form 8-K filed with the SEC on November 5, 2024, our Audit Committee (i) dismissed Baker Tilly US, LLP (“Baker Tilly”) as our independent registered public accounting firm, effective following completion of the 2024 audit and filing of the related Form 10-K, and (ii) engaged Deloitte & Touche LLP (“Deloitte”) as our new independent registered public accounting firm for the year ending December 31, 2025.

In connection with the audits of our consolidated financial statements for each of the fiscal years ended December 31, 2023 and 2022, and in the subsequent interim periods through November 5, 2024, there were: (1) no disagreements between us and Baker Tilly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Baker Tilly, would cause Baker Tilly to make reference to the subject matter of the disagreement in their reports on our financial statements for such years, and (2) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weakness in our internal control over financial reporting, as reported in Item 9A of Part II of our Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 14, 2024, related to the ineffective design and maintenance of information technology general controls in the areas of user access and program change management. We remediated the material weakness as of June 30, 2024, as disclosed in Item 4 of Part I of our Quarterly Report on Form 10-Q, filed on August 8, 2024.

The audit reports of Baker Tilly on our consolidated financial statements as of and for the years ended December 31, 2023 and 2022, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit report of Baker Tilly on internal control over financial reporting as of December 31, 2023, indicated that we did not maintain effective internal control over financial reporting because of the effect of the material weakness, described above.

The Company and the Audit Committee have discussed the reportable event described above with Baker Tilly and have authorized Baker Tilly to respond fully to the inquiries of the successor independent registered public accounting firm concerning this material weakness.

During the fiscal years ended December 31, 2023 and 2022, and through November 5, 2024, neither the Company nor anyone acting on its behalf consulted with Deloitte regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” within the meaning of Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

We ask that you ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2025. Representatives of Deloitte are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. We do not expect that representatives of Baker Tilly will be present at the Annual Meeting.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the Board believe it is appropriate, as a matter of policy, to request that the shareholders ratify the appointment of our independent registered public accounting firm for 2025. If the appointment is not ratified, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the Company’s best interest.

The ratification of Deloitte as our independent registered public accounting firm for the year ending December 31, 2025, will be determined by a majority of the shares voting on such matter, assuming a quorum is present. Abstentions and broker non-votes will not affect this vote.

The Board recommends that you vote “FOR” the ratification of the appointment of

Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025.

Proposal Three: Advisory Vote on the Compensation of our Named Executive Officers

At the 2023 annual meeting of shareholders, the holders of a majority of our shares present and voting on the matter voted, on an advisory (non-binding) basis, to hold “say-on-pay” votes every three years.  After considering the results of this vote, as well as the “say-on-frequency” votes of other companies in our industry, our Board decided to increase the frequency of “say-on-pay” votes to every year to facilitate the highest level of accountability to, and communication with, our shareholders. Accordingly, beginning with the 2025 Annual Meeting, we intend to hold an annual vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as disclosed in our proxy statements,

As required by Section 14A of the Securities Exchange Act of 1934, we seek your advisory vote on the compensation of our named executive officers. The compensation is to be approved pursuant to the following resolution: “RESOLVED, that the compensation paid to the named executive officers of Weyco Group, In., as disclosed pursuant to Item 402 of Regulation S-K, is hereby approved.”  We disclose that information under the heading “Executive Compensation” herein. Because your vote is advisory, it will not be binding on the Board or the Company.  However, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Our executive compensation program is designed to provide a fair and competitive compensation package to each of our executive officers without encouraging unnecessary risk-taking.  At the core of our executive compensation program is a balance between short-term and longer-term compensation opportunities to ensure that we meet short-term objectives while continuing to produce value for our shareholders over the long-term.  We believe the compensation for our named executive officers is conservative yet is designed to attract, motivate and retain key executives.

“Total maximum compensation” consists of an executive’s annual base salary, the maximum annual performance-based cash bonus, and the long-term stock-based awards. Approximately 30-50% of the “total maximum compensation”

for our named executive officers is at-risk.  The maximum annual performance-based cash bonus is based solely on the achievement of financial goals set by the Compensation Committee, and the long-term stock-based awards, subject to time-based vesting requirements, are tied to the long-term performance of our stock.  We believe the long-term awards ensure that a significant portion of the executive’s compensation is aligned with the interests of shareholders and encourages officer retention.

We believe the compensation of our named executive officers is appropriately tied to the achievement of our business goals and the success of our shareholders.  If the value to our shareholders declines, so does the compensation to our named executive officers.

The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers.

Assuming a quorum is present at the Annual Meeting, this non-binding advisory vote approving the compensation of our named executive officers will be approved if the votes in favor of this proposal exceed the against it.  Abstentions and broker nonvotes will not affect the outcome of this proposal.

BOARD INFORMATION

Composition of the Board of Directors

Our Board currently has six members. Pursuant to our Bylaw amendment effective March 4, 2025, as reported in our Current Report on Form 8-K filed with the SEC on March 5, 2025, the number of directors of the Company shall be at least six (6) and no more than eight (8), with the specific number of directors to be determined from time to time by resolution of the Board.  Previously, our Bylaws called for seven (7) directors.

Directors Skills and Diversity Matrix

The matrix below summarizes, as of April 4, 2025, certain key skills, experiences, qualifications, and attributes that our directors and director nominees bring to the Board to enable effective oversight. This matrix is intended to provide a summary of the directors’ qualifications and is not a complete list of each director’s strengths or contributions to the Board. Additional details on each director’s skills, experiences, qualifications, and attributes are set forth in their biographies. The matrix below does not include Robert Feitler, who resigned from our Board effective February 28, 2025.

	Tina	John W.	Thomas W.	Thomas W.	Cory L.	Frederick P.
	Chang	Florsheim	Florsheim	Florsheim, Jr.	Nettles	Stratton, Jr.
Skills and Experience
Executive Leadership	X	X	X	X	X	X
Business Development & Strategy	X	X	X	X	X	X
Technology / Cybersecurity	X
Sales, Marketing & Brand Management		X	X	X		X
Finance or Accounting	X	X		X	X	X
Legal or Regulatory					X
Operations	X	X	X	X	X	X
Public Company Board Service	X			X	X	X
Independence	X				X	X
Demographics
Age	53	61	94	67	55	86
Gender identity (1)	F	M	M	M	M	M
African American					X
Asian	X
Caucasian		X	X	X		X

(1)M – Male

F – Female

We believe the diversity of experiences and qualifications represented by our directors is important to our success. The skills and experience categories in the table above are more fully described as follows:

Attributes and Experience of Director / Director Nominees
Executive Leadership	Directors who have served as a founder, CEO or CEO-equivalent, COO, senior executive or business unit leader of a company with a deep understanding of company offerings and industry

Business Development & Strategy	Directors with experience in strategic planning, mergers and acquisitions, growth strategies or business expansion

Technology / Cybersecurity	Directors with extensive experience in software products, services, engineering or development, computer science, information technology, cybersecurity or technology research and development

Sales, Marketing & Brand Management	Directors with specific and extensive career experience focusing on sales management, marketing campaign management, marketing/advertising products and services or public relations

Finance or Accounting

Directors with a deep understanding of finance, accounting principles and methodologies, financial reporting, financial management, capital markets, financial statements, audit processes and procedures or internal controls

Legal or Regulatory

Directors with governmental policy, legal knowledge or experience with compliance and regulatory issues within a public company or a regulatory body, including any individual who has a CPA, JD, or significant CFO experience

Operations	Directors having expertise in business operations management, supply chain management, integration or distribution

Public Company Board Service	Directors who currently serve, or have served, on other public company boards

Meetings

Our Board held four meetings during 2024. All members of our Board attended at least 75% of the aggregate of the number of meetings of the Board and each committee of the Board on which they served. Our policy is that all directors should attend the Annual Meeting of Shareholders. All Board members attended the Annual Meeting held on May 7, 2024. In accordance with Nasdaq rules, our independent directors have periodic meetings at which only independent directors are present.

Director Independence

Under the Nasdaq listing standards, a majority of our Board members must qualify as “independent,” as affirmatively determined by the Board.  Our Board affirmatively determined that the following directors are “independent” within the meaning of the applicable Nasdaq listing standards: Tina Chang, Cory L. Nettles, and Frederick P. Stratton, Jr.  During the last fiscal year, our Board also affirmatively determined that Robert Feitler, former director, was “independent” during the time he served on our Board. The Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee are comprised solely of directors determined to be independent.

Due to the resignation of Robert Feitler on February 28, 2025, our Board consisted of 50% independent directors as of the date of this Proxy Statement. As reported in our Current Report on Form 8-K filed with the SEC on March 12, 2025, upon Mr. Feitler’s resignation, we are no longer compliant with Nasdaq’s requirement to maintain a majority independent board.  In accordance with Nasdaq Listing Rule 5605(b)(1)(A), we have a “cure period” of until the earlier of our next annual shareholders’ meeting or February 28, 2026; or, if the next annual shareholders meeting is held before August 27, 2025, then the Company must evidence compliance no later than August 27, 2025. Our Nominating and Corporate Governance Committee began a search, and we anticipate appointing a new director as soon as practicable after the 2025 Annual Meeting.

Board Leadership Structure and Role in Risk Oversight

We combine the positions of Chairman of the Board and Chief Executive Officer. Our management and Board currently believe that the Chief Executive Officer’s direct involvement in the day-to-day operations of the Company makes him best positioned to lead Board discussions of our short-term and long-term objectives and helps ensure proper oversight of the Company’s risks. Additionally, our Board structure provides oversight by our independent directors. As previously disclosed, the independent directors meet periodically without any members of management present. In addition, each of the Board’s standing committees is chaired by an independent director and is comprised solely of directors who are independent. The Board has not appointed an independent lead director.

Our Board plays a role in the oversight of risks that could potentially affect the Company, including risks related to cybersecurity and data security. The Board’s Audit Committee fulfills the formal responsibility of financial risk oversight as disclosed in its charter, which is available on our website. The Audit Committee meets periodically with management to review our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating and Corporate Governance Committee is responsible for the evaluation of risk as it relates to corporate governance, and the Compensation Committee is responsible for the evaluation of risks related compensation matters.

Shareholder Communications with the Board

Shareholders wishing to communicate with the Board or with a particular Board member should address communications to the Board or to a particular Board member, c/o Secretary, Weyco Group, Inc., 333 West Estabrook Boulevard, Glendale, Wisconsin 53212. All communications addressed to the Board or to a particular director or committee will be relayed to that addressee. From time to time, the Board may change the process through which shareholders communicate with the Board. Please refer to our website at www.weycogroup.com for changes in this process.

Nomination of Director Candidates

The Nominating and Corporate Governance Committee has established the following Guidelines and Criteria for Nomination of Director Candidates:

●	The Committee will review each candidate’s qualifications in light of the needs of the Board and the Company, considering the current mix of director attributes and other pertinent factors (specific qualities, skills and professional experience required will vary depending on the Company’s specific needs at any point in time).
●	The Committee will consider the diversity of the existing Board, so that the Board maintains a body of directors from diverse professional and personal backgrounds.
●	There will be no differences in the manner in which the Committee evaluates candidates recommended by shareholders and candidates identified from other sources.
●	Any nominee should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others.
●	Any nominee should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director.

●	Any nominee should possess substantial and significant experience which would be of value to the Company in the performance of the duties of a director.
●	Any nominee should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

To recommend a candidate, shareholders should write to the Nominating and Corporate Governance Committee, Weyco Group, Inc., 333 West Estabrook Boulevard, Glendale, Wisconsin 53212, via certified mail. The written recommendation should include the candidate’s name and address, a brief biographical description and statement of qualifications of the candidate and the candidate’s signed consent to be named in the Proxy Statement and to serve as a director if elected.  To be considered by the Committee for nomination and inclusion in our Proxy Statement for the 2026 Annual Meeting, the Committee must receive shareholder recommendations for directors no later than December 2, 2025.

From time to time, the Board may change the process through which shareholders may recommend director candidates to the Nominating and Corporate Governance Committee. The Company has not received any shareholder recommendations for director candidates with regard to the election of directors covered by this Proxy Statement or otherwise.

Committees

Our Board has three standing committees: the Nominating and Corporate Governance Committee, the Compensation Committee, and the Audit Committee. The composition and responsibilities of each of the committees of the Board are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.

Nominating and Corporate Governance Committee

We are committed to conducting our business with the highest standards of business ethics and in accordance with all applicable laws, rules and regulations, including the rules of the SEC and Nasdaq on which our common stock is traded. In addition to Nasdaq rules and applicable governmental laws and regulations, the framework for our corporate governance is provided by: (a) our Articles of Incorporation and Bylaws; (b) the charters of our board committees; and (c) our Code of Business Ethics.

Our Nominating and Corporate Governance Committee is responsible for various matters related to corporate and board governance. The principal functions of the Nominating and Corporate Governance Committee are: (1) to assist the Board by identifying individuals qualified to become members of the Board and its Committees, and to recommend to the Board the director nominees for the next Annual Meeting of Shareholders; (2) to recommend to the Board the corporate governance guidelines applicable to the Company, including changes to those guidelines as appropriate from time to time; (3) to lead the Board in its periodic reviews of the Board’s performance; and (4) to communicate to shareholders regarding these policies and activities as required by the SEC and other regulatory bodies. The Nominating and Corporate Governance Committee Charter and the Guidelines and Criteria for Nomination of Director Candidates are available on our website at weycogroup.com.

Our Nominating and Corporate Governance Committee also reviews the procedures, the effectiveness and the performance of the Board as a whole, the individual directors and the Board committees, as well as its own performance. Our Board determined that each of the current members of the Nominating and Corporate Governance Committee (Tina Chang, Cory L. Nettles and Frederick P. Stratton, Jr.) is independent, as defined in the current listing standards of Nasdaq and the SEC rules relating to such committees. Our Board also determined that Robert Feitler, former director and member of the Nominating and Corporate Governance Committee, was independent during the time he served on such committee. There were four meetings of the Nominating and Corporate Governance Committee in 2024.

Code of Business Ethics

Our Code of Business Ethics sets forth ethical obligations for all employees, officers and directors, including those that apply specifically to directors and executive officers, such as accounting and financial reporting matters. Any waiver of the Code of Business Ethics requires approval of the Board or of a committee of the Board. Our Code of Business Ethics is available on our website at weycogroup.com. If any substantive amendment is made to the Code, the nature of the amendment will be disclosed on our website or in a current report on Form 8-K. In addition, if a waiver from the Code is granted to an executive officer or director, the nature of the waiver will be disclosed in a current report on Form 8-K.

Compensation Committee

Our Compensation Committee is responsible for matters involving compensation of the Company’s non-employee directors and executive officers. The principal functions of the Compensation Committee are: (1) to establish, subject to approval of the full Board, compensation arrangements for our executive officers; (2) to administer our equity incentive and other compensation plans, and approve the granting of equity awards to our officers and other key employees; and (3) to communicate to shareholders regarding these policies and activities as required by the SEC and other regulatory bodies.

Our Compensation Committee also establishes compensation arrangements for senior management and administers the granting of stock-based awards to our officers and other key employees. Generally, our CEO makes recommendations as to the amount or form of compensation for senior management, including any salary adjustments, cash incentive awards or equity-based awards, which are then evaluated and determined by the Compensation Committee. The charter of the Compensation Committee is available on our website at weycogroup.com. Our Board has determined that each of the current members of the Compensation Committee (Tina Chang, Cory L. Nettles and Frederick P. Stratton, Jr.) is independent, as defined in the current listing standards of Nasdaq and the SEC rules relating to such committees.  Our Board also determined that Robert Feitler, former director and member of the Compensation Committee, was independent during the time he served on such committee. There were four meetings of the Compensation Committee held in 2024.

Audit Committee

Our Audit Committee of our Board is responsible for providing independent oversight of our financial statements, internal controls, and the financial reporting process, as well as the annual independent audit of our financial statements. A copy of the charter of our Audit Committee is available on our website at weycogroup.com. Our Board has determined that each of the current members of the Audit Committee (Frederick P. Stratton, Jr., Tina Chang, and Cory L. Nettles) is independent, as defined in the current listing standards of Nasdaq and SEC rules relating to audit committees. Our Board also determined that Robert Feitler, former member of the Audit Committee, was independent during the time he served on such committee. This means that, except in their roles as members of our Board and its committees, they are not affiliates of our Company, they receive no consulting, advisory or other compensatory fees directly or indirectly from our Company, they have no other relationships with our Company that may interfere with the exercise of their independence from management and our Company, and they have not participated in the preparation of the financial statements of our Company or any of our current subsidiaries at any time during the past three years. In addition, our Board has determined that each Audit Committee member satisfies the financial literacy requirements of Nasdaq and that Frederick P. Stratton, Jr. qualifies as a “audit committee financial expert” within the meaning of applicable rules of the SEC. Robert Feitler, former director and member of the Audit Committee, also qualified as an “audit committee financial expert” during the time he served on our Audit Committee.

Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed our audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed and reviewed with the independent registered public accounting firm all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (“PCAOB”), and SEC rules. In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by PCAOB rules concerning independence. The Committee discussed with the independent registered public accounting firm their independence from management and the Company and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Committee discussed with our independent registered public accounting firm the overall scope and plan for their audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting. There were four meetings of the Audit Committee in 2024.

Pre-Approval Policy

The Audit Committee has responsibility for recommending appointment of, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee must approve in advance the audit and permitted non-audit services to be provided by, and the fees to be paid to, the independent auditor, subject to the de minimis exceptions to pre-approval permitted by the rules of the SEC and Nasdaq for non-audit services. No fees were paid during 2024 to the independent registered public accounting firm pursuant to the de minimis exception to the foregoing pre-approval policy.

Report of Audit Committee

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following (among other things):

●	reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 31, 2024;
●	discussed with Baker Tilly, our independent registered public accounting firm for the year ended December 31, 2024, the matters required to be discussed by the PCAOB and SEC;
●	received and reviewed the written disclosures and the letter from Baker Tilly required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with them their independence; and
●	concluded that Baker Tilly’s provision of audit services to the Company is compatible with their independence.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024.

Frederick P. Stratton, Jr., Chairman
Tina Chang
Cory L. Nettles

Audit and Non-Audit Fees

The Audit Committee also reviewed the fees and scope of services provided to the Company by Baker Tilly, independent registered public accounting firm for the years ended December 31, 2024 and 2023. Fees billed to us by Baker Tilly for the years ended December 31, 2024 and 2023 are reflected in the following table.

	2024	2023
Audit Fees(a)	$497,500	$445,000
Audit-Related Fees(b)	27,200	26,000
Tax Fees(c)	—	—
All Other Fees	—	—
Total	$524,700	$471,000
(a)	Audit fees consisted of fees for professional services for the audit of our financial statements, review of financial statements included in our Form 10-Q filings and services that are normally provided in connection with statutory or regulatory filings or engagements (including fees associated with our Form S-8 filing for the Weyco Group, Inc. 2024 Incentive Plan). These fees also included the audit of our internal controls in accordance with Section 404 of the Sarbanes Oxley Act of 2002.
(b)	Audit-related fees consisted of fees for ERISA employee benefit plan audits.
(c)	Tax fees consisted of fees for professional services performed with respect to tax compliance, tax advice and tax planning.

There were no other fees billed by Baker Tilly for services rendered to the Company, other than the services described above, in 2024 and 2023.

Insider Trading Policy and Other Governance Matters

We maintain an Insider Trading Policy governing the purchase, sale, and other dispositions of our securities by directors, officers, employees, and consultants of our Company (collectively, “covered persons”), which we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards applicable to our Company. Among other things, our Insider Trading Policy (a) prohibits covered persons from trading our securities while in possession of material non-public information, and (b) specifies our quarterly blackout periods. A copy of our Insider Trading Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2024.

We have not adopted a formal anti-hedging policy and do not prohibit directors, officers, and employees from entering hedging transactions that are designed to reduce or eliminate the investment risk associated with owning our securities. However, we strongly discourage directors, officers and employees from engaging in such transactions, and, to our knowledge, no hedging transactions involving our securities have been entered into by these individuals.

Director Compensation

Our directors who are not also employees receive a quarterly cash retainer. The quarterly cash retainer was $9,000 in 2024. Non-employee directors are also eligible to receive equity awards. In 2024, each non-employee director received 1,550 shares of restricted stock under the Weyco Group, Inc. 2024 Incentive Plan. Restricted stock awards granted in 2024 vest ratably over five years. The following table shows director compensation for the non-employee directors for 2024.

	Fees Earned or	Stock	All Other
Name	Paid in Cash ($)	Awards ($)(1)(2)	Compensation(3)	Total ($)
(a)	(b)	(c)	(g)	(h)
Thomas W. Florsheim	$36,000	$53,708	$14,400	$104,108
Tina Chang	$36,000	$53,708	$—	$89,708
Robert Feitler (4)	$36,000	$53,708	$—	$89,708
Cory L. Nettles	$36,000	$53,708	$—	$89,708
Frederick P. Stratton, Jr.	$36,000	$53,708	$—	$89,708

Notes:

(1)	Grant date fair value (which was calculated to be $34.65 per share) of the restricted stock granted on August 26, 2024, computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). See Note 19 of the Notes to the Consolidated Financial Statements in our 2024 Annual Report on Form 10-K.
(2)	No option awards were granted in 2024. While the 2024 Incentive Plan allows for options, it is our intention to no longer grant options to non-employee directors or named executive officers.
(3)	On December 28, 2000, a director and Chairman Emeritus of our Board, Thomas W. Florsheim, entered into a consulting agreement with the Company under which he agreed to act as advisor to the Company in connection with our acquisition and sale of products and materials. In accordance with this agreement, Thomas W. Florsheim was paid $14,400 in 2024.
(4)	Robert Feitler resigned from our Board, effective February 28, 2025.

As of December 31, 2024, each non-employee director had outstanding the following number of stock awards and option awards:

	Stock	Option
	Awards	Awards
Name	Outstanding	Outstanding
Thomas W. Florsheim	3,050	23,000
Tina Chang	3,050	22,300
Robert Feitler	3,050	23,000
Cory L. Nettles	3,050	23,000
Frederick P. Stratton, Jr.	3,050	16,000

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth total compensation of our named executive officers (“NEOs”) for the years ended December 31, 2024 and 2023.

								Non-equity
				Stock		Option		incentive plan		All other
Name and Principal Position	Year		Salary ($)	Awards ($)		Awards ($)		compensation		compensation ($)		Total ($)
(a)	(b)		(c)	(e)		(f)		(g)		(i)		(j)
Thomas W. Florsheim, Jr.	2024		$776,000	$91,823	(1)	$—	(3)	$523,800	(5)	$34,044	(6)	$1,425,667
Chairman and Chief Executive Officer	2023		$753,239	$38,685	(2)	$46,410	(4)	$508,436	(5)	$36,173	(6)	$1,382,943
John W. Florsheim	2024		$741,000	$91,823	(1)	$—	(3)	$500,175	(5)	$22,644	(6)	$1,355,642
President, Chief Operating Officer and Assistant Secretary	2023		$719,821	$38,685	(2)	$46,410	(4)	$485,879	(5)	$19,229	(6)	$1,310,024
Kevin S. Schiff	2024		$400,000	$50,243	(1)	$—	(3)	$180,000	(5)	$20,090	(7)	$650,333
Vice President, and President of Florsheim Brand	2023	(8)	—	—		—		—		—		—

Notes:

(1)	This amount represents the grant date fair value ($34.65 per share) of the restricted stock granted on August 26, 2024, computed in accordance with ASC 718. See Note 19 of the Notes to the Consolidated Financial Statements in our 2024 Annual Report on Form 10-K. This restricted stock vests ratably over five years.
(2)	This amount represents the grant date fair value ($25.79 per share) of the restricted stock granted on August 25, 2023, computed in accordance with ASC 718. See Note 19 of the Notes to the Consolidated Financial Statements in our 2023 Annual Report on Form 10-K. This restricted stock vests ratably over four years.
(3)	No option awards were granted in 2024. While the 2024 Incentive Plan allows for options, it is our intention to no longer grant options to NEO’s or non-employee directors.
(4)	This amount includes the grant date fair value of the stock option awards granted on August 25, 2023, using the fair value of $6.63 per option computed in accordance with ASC 718, as calculated under the Black-Scholes option pricing model as described in Note 19 to the Consolidated Financial Statements in our 2023 Annual Report on Form 10-K. Stock options vest ratably over five years and expire 10 years from grant date.
(5)	These amounts reflect annual cash bonuses related to the achievement of Company-wide financial goals in 2024 and 2023 and were paid after each respective fiscal year end (December 31). A more detailed description of these bonuses is provided under “Non-Equity Incentive Plan Compensation” below.
(6)	All other compensation relates to the use of an automobile, life insurance premiums and 401(k) match contributions.
(7)	All other compensation relates to life insurance premiums and 401(k) match contributions.
(8)	Kevin S. Schiff became a NEO in 2024. Therefore, Kevin’s 2023 compensation data is not being reported.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation represents annual cash bonuses awarded pursuant to our 2024 and 2017 Incentive Plans. Annual cash bonuses are based solely upon the achievement of Company-wide financial goals, established by the Compensation Committee. Bonuses are based on a set percentage of the executive’s salary, with a maximum bonus of 67.5% of salary for Thomas W. Florsheim, Jr. and John W. Florsheim, and 45.0% of salary for Kevin S. Schiff.  For Thomas W. Florsheim, Jr. and John W. Florsheim, the 2024 annual cash bonus was based on specified earnings targets set by the Compensation Committee. For Kevin S. Schiff, the 2024 annual cash bonus was based on specified gross margin targets for the Florsheim division.  For 2024, Thomas W. Florsheim, Jr. and John W. Florsheim each received a maximum cash bonus equal to 67.5% of their base salaries, and Kevin S. Schiff received a maximum cash bonus equal to 45.0% of his base salary. For 2023, Thomas W. Florsheim, Jr. and John W. Florsheim each received a maximum cash bonus equal to 67.5% of their base salaries.

Outstanding Equity Awards at December 31, 2024

		Option Awards				Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock That	Stock That
		Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name		Exercisable	Unexercisable(1)	Price ($)	Date	Vested (#)(2)	Vested ($)(3)
(a)	Grant Date	(b)	(c)	(e)	(f)	(g)	(h)
Thomas W. Florsheim, Jr.	8/23/2018	8,000		$37.22	8/23/2028
	8/26/2020	8,000	2,000	$18.00	8/26/2030
	8/25/2021	6,000	4,000	$24.00	8/25/2031	500	$18,775
	8/25/2022	2,800	4,200	$28.83	8/25/2032	750	$28,163
	8/25/2023	1,400	5,600	$25.79	8/25/2033	1,125	$42,244
	8/26/2024					2,650	$99,508
John W. Florsheim	8/23/2018	8,000		$37.22	8/23/2028
	8/26/2020	8,000	2,000	$18.00	8/26/2030
	8/25/2021	6,000	4,000	$24.00	8/25/2031	500	$18,775
	8/25/2022	2,800	4,200	$28.83	8/25/2032	750	$28,163
	8/25/2023	1400	5,600	$25.79	8/25/2033	1,125	$42,244
	8/26/2024					2,650	$99,508
Kevin S. Schiff	8/26/2020		1,200	$18.00	8/26/2030
	8/25/2021		2,400	$24.00	8/25/2031	250	$9,388
	8/25/2022		2,340	$28.83	8/25/2032	400	$15,020
	8/25/2023		3,120	$25.79	8/25/2033	600	$22,530
	8/26/2024					1,450	$54,448

Notes:

(1)	Option awards granted from 2018 through 2023 vest ratably over five years beginning on the first anniversary of the grant date. There were no option awards granted in 2024.
(2)	Restricted stock awards granted from 2021 through 2023 vest ratably over four years beginning on the first anniversary of the grant date. Restricted stock awards granted in 2024 vest ratably over five years beginning on the first anniversary of the grant date.
(3)	Amounts are calculated using the market value of our common stock on December 31, 2024, of $37.55.

Awards granted from 2018 through 2023 were granted under our 2017 Incentive Plan. Awards granted in 2024 were granted under the 2024 Incentive Plan. We no longer grant awards under the 2017 Incentive Plan.

Pension Benefits

We have a defined benefit pension plan which was frozen effective December 31, 2016. No benefits have been accrued under the plan subsequent to that date. We also have an unfunded supplemental pension plan for key executives so they may receive pension benefits which they would otherwise be prevented from receiving as a result of certain limitations of the Internal Revenue Code. Normal retirement benefits generally equal one and six-tenths of an employee’s average annual compensation multiplied by number of years of credited service, up to a maximum of 25 years. The plans provide for normal retirement at age 65 and provide for reduced benefits for early retirement beginning at age 55. Pension benefits are payable under a variety of options, to be selected by the retiree and are calculated under a formula that is integrated with Social Security, although the amounts determined under the formula are not reduced by Social Security benefits. Benefits under the supplemental plan are payable either in the form of an annuity or as a single lump-sum payment following the retiree’s termination of service. The normal retirement benefit is 1.6% of average compensation per year and is based on (i) the highest average earnings for any 5 consecutive years during the 10 calendar years ending December 31, 2016, (ii) length of service up to 25 years and (iii) the highest average covered compensation for Social Security purposes.

The foregoing describes the general formula under the defined benefit plan and related excess benefits plan as revised in 1997. Those salaried employees who were covered in the plans on January 1, 1989, and all officers (including the NEOs) who are Senior Vice Presidents or above are provided with the higher of the benefits described above or a minimum benefit based on a prior formula through the defined benefit plan, the unfunded excess benefits plan described above and an unfunded deferred compensation plan. The normal retirement benefit under the prior formula is based on the highest average earnings for any five consecutive years during the 10 calendar years preceding December 31, 2016 and length of service up to 25 years. The normal retirement benefit for officers (including the NEOs) who are Senior Vice Presidents or above is based on the highest average earnings for any five years during the 20 calendar years preceding December 31, 2016 and length of service up to 25 years. Minimum benefit amounts are not subject to any deduction for Social Security benefits. Under the excess benefits plan, upon a change in control, a lump sum benefit payment shall be made to each participant.

Employment Contracts and Potential Payments Upon Termination or Change of Control

We have employment contracts with Thomas W. Florsheim, Jr. and John W. Florsheim whereby, for services to be rendered, their employment will continue until December 31, 2025, at salary levels to be determined and reviewed periodically. These contracts provide, among other things, that a lump sum amount equal to slightly less than three times the base amount compensation (as defined in Section 280G of the Internal Revenue Code) will be paid to Thomas W. Florsheim, Jr. and John W. Florsheim, respectively, as severance pay, in the event the Company terminates the executive’s employment without cause or the individual terminates his employment following a change of control of the Company. A “change of control” is defined in the employment agreements as: a change in control of more than 15% of the shares of the Company; the replacement of two or more directors by persons not nominated by the Board; any enlargement of the size of the Board if the change was not supported by the existing Board; a merger, consolidation or transfer of assets of the Company; or a substantial change in his responsibilities. In the event Thomas W. Florsheim, Jr. or John W. Florsheim is prevented from performing his duties by reason of permanent disability, the executive’s normal salary will be discontinued and a disability salary of 75% of the individual’s then-current salary will be paid until December 31, 2025.

Also, in the event Thomas W. Florsheim, Jr. or John W. Florsheim dies prior to the termination of his employment under the contract, a death benefit equal to his salary at the annual rate being paid to the executive at the date of death will be paid to a designated beneficiary for a three-year period. As of March 31, 2025, the annual salary of Thomas W. Florsheim, Jr. is $791,500 and John W. Florsheim’s annual salary is $756,000.

In accordance with the terms of the 2017 Incentive Plan and 2024 Incentive Plan, if a change of control should occur, all options and stock awards granted by the Company shall immediately vest.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.

	Summary		Average Summary	Average
	Compensation	Compensation	Compensation	Compensation	Value of Initial Fixed $100
	Table Total	Actually Paid	Table Total for	Actually Paid to	Investments based on Total	Net Income
Year	for PEO(1)	to PEO(2)	Non-PEO NEOs(3)	Non-PEO NEOs(4)	Shareholder Return(5)	(in Millions)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(h)
2024	$1,425,667	$1,552,167	$1,002,988	$1,101,797	$191	$30.3
2023	$1,382,943	$1,613,111	$973,370	$1,153,855	$146	$30.2
2022	$1,347,667	$1,360,466	$937,959	$948,056	$145	$29.5
(1)	The dollar amounts reported in column (b) are the amounts of total compensation reported for Thomas Florsheim, Jr., our principal executive officer (“PEO”), for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation — Summary Compensation Table.”
(2)	The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Tom Florsheim, Jr. as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Tom during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Tom’s total compensation for each year to determine the compensation actually paid:

	Reported Summary			Compensation
	Compensation	Reported Value of	Equity Award	Actually Paid to
Year	Table Total for PEO	Equity Awards(a)	Adjustments(b)	PEO
2024	1,425,667	(91,823)	218,323	1,552,167
2023	1,382,943	(85,095)	315,263	1,613,111
2022	1,347,667	(90,705)	103,504	1,360,466
(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

		Year over Year	Fair Value as of	Year over Year	Fair Value at the End	Value of Dividends or
		Change in Fair	Vesting Date of	Change in Fair	of the Prior Year of	other Earnings Paid on
		Value of	Equity Awards	Value of Equity	Equity Awards that	Stock or Option Awards
	Year End Fair	Outstanding and	Granted and	Awards Granted in	Failed to Meet	not Otherwise Reflected	Total Equity
	Value of Equity	Unvested Equity	Vested in the	Prior Years that	Vesting Conditions	in Fair Value or Total	Award
Year	Awards	Awards	Year	Vested in the Year	in the Year	Compensation	Adjustments
2024	$99,508	$91,677	$—	$22,142	$—	$4,996	$218,323
2023	$120,190	$152,915	$—	$37,459	$—	$4,699	$315,263
2022	$55,050	$(6,340)	$—	$50,390	$—	$4,404	$103,504

(3)	The dollar amounts reported in column (d) represent the average of the amounts reported for our NEOs as a group (excluding Tom Florsheim, Jr.) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Tom Florsheim, Jr.) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, John W. Florsheim and Kevin S. Schiff.; (ii) for 2023, John W. Florsheim and Brian Flannery; (iii) for 2022, John W. Florsheim and Kevin S. Schiff
(4)	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Tom Florsheim, Jr.), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Tom Florsheim, Jr.) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S - K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Tom Florsheim, Jr.) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

	Average Reported			Average
	Summary Compensation	Averaged Reported		Compensation
	Table Total for Non-PEO	Fair Value of Equity	Average Equity	Actually Paid to
Year	NEO’s	Awards	Award Adjustments(a)	Non-PEO NEOs
2024	$1,002,988	$(71,033)	$169,842	$1,101,797
2023	$973,370	$(65,792)	$246,277	$1,153,855
2022	$937,959	$(70,106)	$80,203	$948,056
(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

			Average Fair		Average Fair Value	Average Value of
		Year over Year	Value as of	Year over Year	at the End of the	Dividends or other
		Change in Fair	Vesting Date of	Change in Fair	Prior Year of Equity	Earnings Paid on Stock
		Value of	Equity Awards	Value of Equity	Awards that Failed	or Option Awards not	Total
	Average Year	Outstanding and	Granted and	Awards Granted in	to Meet Vesting	Otherwise Reflected in	Average
	End Fair Value of	Unvested Equity	Vested in the	Prior Years that	Conditions in the	Fair Value or Total	Equity Award
Year	Equity Awards	Awards	Year	Vested in the Year	Year	Compensation	Adjustments
2024	$76,978	$71,753	$—	$17,342	$—	$3,769	$169,842
2023	$93,017	$120,429	$—	$29,303	$—	$3,528	$246,277
2022	$42,483	$(4,683)	$—	$39,101	$—	$3,302	$80,203

(5)	The cumulative total shareholder return reported in column (f) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)	The dollar amounts reported in column (h) represent the amount of net income reflected in our audited financial statements for the applicable year.

Total Shareholder Return: Our total shareholder return (“TSR”) was $145 in 2022, $146 in 2023, and $191 in 2024. Our TSR increased from 2022 to 2024, trending in the same direction as the compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEOs.

Net Income: Our net income was $29.5 million in 2022, $30.2 million in 2023, and $30.3 million in 2024. Our net income achieved record levels in each of these years, trending in the same direction as the compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEOs.

Equity Grant and Approval of Timing Practices

We have never granted, and have no plans to grant, equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such awards. Although we do not have a formal policy with respect to the timing of our equity award grants, our Compensation Committee has historically granted such awards on a predetermined annual schedule. We also periodically grant off-cycle equity awards in connection with specific circumstances such as new hires or replacement grants. During 2024, no equity awards were granted to covered persons within four business days preceding or one business day after the filing of any Form 10-K, 10-Q or 8-K disclosing material nonpublic information.

OTHER INFORMATION

Transactions with Related Persons

Our written Code of Business Ethics provides that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor, or customer of the Company because of the potential conflicts of interest raised by such transactions. There is a limited exception for ownership of securities of a publicly traded corporation unless the investments are of a size as to have influence or control over the corporation. Our policies include no minimum size for this restriction on potential conflict of interest transactions. Actual or potential conflict of interest transactions or relationships are to be reported to our Chief Financial Officer or another officer of the Company. Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the Board or an appropriate committee. Transactions with related persons are also subject to our disclosure controls and procedures to ensure compliance with applicable laws and requirements of Nasdaq.

Other than the transactions listed below, there were no transactions since the beginning of 2023, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer or nominee, or (b) any holder of 5% or more of our common stock or their immediate family members, had a direct or indirect material interest.

Riley Combs, Vice President of Sales for the BOGS Brand, is the brother of Dustin Combs, Vice President of the Company and President of the BOGS Brand (Executive Officer). During 2024 and 2023, total compensation (which includes base salary, bonus, life insurance premiums, 401(k) match contributions, and equity-based awards) paid by the Company to Riley Combs was approximately $291,000 and $278,000, respectively.  For the year-to-date 2025 period (through the date of this proxy statement – April 4, 2025), total compensation paid by the Company to Riley Combs was approximately $61,000.

The Company owns a 50% interest in a building that houses our Montreal, Canada office and distribution center. David Wisenthal, father of Joshua Wisenthal, Vice President of the Company and President of Weyco Canada (Executive Officer), owns the remaining 50% interest in the building. This joint venture is accounted for under the equity method of accounting. Rent and occupancy costs paid by the Company to the joint venture totaled $0.7 million in both 2024 and 2023, respectively. Distributions received by the Company from the joint venture totaled $0.3 million and $0.4 million, in 2024 and 2023, respectively. There were nominal receivable balances due to the Company from the joint venture at both

December 31,2024 and 2023.  The aggregate amount of all periodic payments due under this lease arrangement after our fiscal year ended December 31, 2024, is approximately $1.6 million, due in the following years: 2025: $626,000; 2026 - 2027: 939,000.

Method of Proxy Solicitation

The cost of solicitation of proxies will be borne by the Company. The officers of the Company may solicit proxies from some of the larger shareholders, which solicitation may be made by mail, telephone, or personal contacts; these officers will not receive additional compensation for soliciting such proxies. Request will also be made of brokerage houses and other custodians, nominees and fiduciaries to forward, at the expense of the Company, soliciting material to the beneficial owners of shares held of record by such persons.

Delinquent Section 16(a) Reports

Under the federal securities laws, our directors, executive officers, and any person holding more than 10% of our common stock are required to report their initial ownership of our common stock and any change in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose in this Proxy Statement any failure to timely file such reports by these dates during the last year.

We believe that all these filing requirements were satisfied on a timely basis for the year ended December 31, 2024, except for Damian Walton and Frederick P. Stratton, Jr., who, due to administrative delays, each filed one Form 4 late.  Mr. Walton’s late Form 4 filing reported one transaction late, and Mr. Stratton, Jr.’s late Form 4 filing reported four transactions late. In making these disclosures, we have relied solely on written representations of our directors and executive officers and copies of the reports they have filed with the SEC.

Other Matters

We have not been informed and are not aware of any other matters that will be brought before the meeting. However, proxies will be voted with discretionary authority with respect to any other matters that properly may be presented to the meeting.

Shareholder Proposals

Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholder proposals must be received by the Company no later than December 5, 2025 in order to be considered for inclusion in next year’s Annual Meeting proxy statement. Further, under the Company’s Guidelines and Criteria for Nomination of Director Candidates, shareholder recommendations for directors must be received by the Company no later than December 2, 2025, to be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in next year’s Annual Meeting proxy statement. A proposal submitted outside of the Rule 14a-8 process will be considered untimely, and the Company may use discretionary voting authority for any proposal that may be raised at next year’s Annual Meeting unless the proponent notifies the Company of the proposal not later than February 18, 2026. To comply with the universal proxy rules for the 2026 annual meeting of shareholders, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must generally provide notice in accordance with Rule 14a-19 under the Exchange Act by March 7, 2026.

WEYCO GROUP, INC.

April 4, 2025 Milwaukee, Wisconsin	JUDY ANDERSON Secretary

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors for their respective terms: O Tina Chang O John W. Florsheim O Thomas W. Florsheim O Thomas W. Florsheim, Jr. O Cory L. Nettles O Frederick P. Stratton, Jr. 2. Ratification of the appointment of Deloitte & Touche, LLP as independent registered public accountants for 2025. 3. Advisory vote on the compensation of the Company's named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The shares represented by this proxy will be voted “FOR” Proposals 1 through 3 if no instruction to the contrary is indicated, or if no direction is given. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20630300000000000000 0 050625 FOR AGAINST ABSTAIN ANNUAL MEETING OF SHAREHOLDERS OF WEYCO GROUP, INC. May 6, 2025 COMMON STOCK NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting and Proxy Statement including proxy card are available on the Company's website at https://www.weycogroup.com/home/investor.html Please sign, date and mail your proxy card in the envelope provided as soon as possible. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access. FOR AGAINST ABSTAIN

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 COMMON STOCK PROXY WEYCO GROUP, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Thomas W. Florsheim, Jr. and John W. Florsheim or either of them, proxies with full power of substitution, to vote at the Annual Meeting of Shareholders of Weyco Group, Inc. (the "Company") to be held on May 6, 2025 at 10:00 A.M., local time and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse, and in their discretion upon such other matters as may come before the meeting. (To be Signed on Reverse Side) SEE REVERSE SIDE 1.1